EXHIBIT 99.2

For further information:
Amy Yuhn
Director of Communications
312-564-1378
ayuhn@theprivatebank.com

News Release
For Immediate Release

PrivateBancorp, Inc. Announces Issuance of $125 Million Enhanced Trust Preferred Securities
Proceeds to fund previously announced Strategic Growth Plan

Chicago, IL, May 23, 2008— PrivateBancorp, Inc. (NASDAQ:  PVTB) (the “Company”) today announced that on May 22, 2008, PrivateBancorp Capital Trust IV, a statutory trust formed under the laws of the State of Delaware (the “Trust”), issued $125,000,000 aggregate liquidation amount of 10.00% Trust Preferred Securities, representing preferred beneficial interests in the Trust (the “Trust Preferred Securities”) in an underwritten public offering.  The Trust has also granted the underwriters a 30-day option to purchase up to an additional $18,750,000 aggregate liquidation amount of the Trust Preferred Securities to cover over-allotments, if any.

The Trust Preferred Securities are guaranteed on a subordinated basis by the Company pursuant to a Guarantee Agreement (the “Guarantee”) between the Company and Wilmington Trust Company, as Guarantee Trustee.  The proceeds from the sale of the Trust Preferred Securities, together with the proceeds from the sale by the Trust of $10,000 of its common securities to the Company, were invested by the Trust in Junior Subordinated Debentures due 2068 (the “Debentures”) issued by the Company pursuant to a Junior Subordinated Indenture, as supplemented by the First Supplemental Indenture, between the Company and Wilmington Trust Company, as Trustee.

Each Trust Preferred Security pays cash distributions at the annual rate of 10.00% of the stated liquidation amount of $25 per security, payable quarterly in arrears beginning September 15, 2008.  The maturity date of the Trust Preferred Securities is June 15, 2068.  The Company has the ability to redeem, in whole or in part, the Trust Preferred Securities and the related Debentures beginning on June 15, 2013, subject to a Replacement Capital Covenant, which requires the Company to replace the Trust Preferred Securities and the related Debentures with securities that have equal or greater equity content.  The proceeds of the Trust Preferred Securities will be used to fund the Company’s growth pursuant to its previously announced Strategic Growth Plan. The Trust Preferred Securities have been registered under the Securities Act of 1933, as amended, pursuant to an effective registration statement on Form S-3 (File Nos. 333-150767 and 333-150767-01).  The Trust Preferred Securities are listed on the Nasdaq Global Select Market under the symbol “PVTBP”.

The managing underwriters (the “Underwriters”) of the offering were Stifel, Nicolaus & Company, Incorporated, RBC Capital Markets Corporation, Robert W. Baird & Co. Incorporated, Raymond James & Associates, Inc., William Blair & Company, L.L.C., and Keefe, Bruyette & Woods, Inc.

Additional information regarding the nature and structure of the transaction and related agreements is provided in the final prospectus and prospectus supplement filed with the U.S. Securities and Exchange Commission (“SEC”) concerning the Trust Preferred Securities offering on May 16, 2008. A copy of the prospectus supplement relating to the Trust Preferred Securities may be obtained from Stifel, Nicolaus & Company, Incorporated, One Financial Plaza, 501 North Broadway, St. Louis, Missouri, 63102 or toll-free at 1-800-729-6888.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About PrivateBancorp, Inc.

PrivateBancorp, Inc. is a growing diversified financial services company with 22 offices in nine states and more than $6 billion in assets as of March 31, 2008. Through its subsidiaries, PrivateBancorp delivers customized business and personal financial services to middle-market commercial and commercial real estate companies, as well as business owners, executives, entrepreneurs and wealthy families. To learn more about PrivateBancorp, Inc., visit us at www.theprivatebank.com.